EXHIBIT 99.1

PRESS RELEASE

LANGER REPORTS OPERATING RESULTS FOR THE
THREE MONTH PERIOD ENDED MARCH 31, 2009

New York, New York – May 11, 2009 - Langer, Inc. (NASDAQ:GAIT) today reported a net loss for the three months ended March 31, 2009 of approximately $0.9 million, or $(0.11) per share on a fully diluted basis, compared to a net loss for the three months ended March 31, 2008 of approximately $1.9 million, or $(0.17) per share on a fully diluted basis.  The operating results for the three months ended March 31, 2009 included a non-recurring, non-cash deferred tax benefit of approximately $1.1 million arising out of the reversal of a previously established tax valuation allowance which is no longer required as a result of a change in the estimated useful life of one of the Company’s tradenames.  The Company’s net loss from continuing operations before income taxes was approximately $1.9 million for the three months ended March 31, 2009, compared to a net loss from continuing operations before income taxes of approximately $1.8 million for the three months ended March 31, 2008.  The increase in the Company’s net loss from continuing operations before income taxes is  due to the decline in gross profit of approximately $1.1 million, primarily as a result of the approximately $2.3 million decline in sales when comparing the first three months of 2009 to the first three months of 2008, which is offset by reductions in general and administrative expenses of approximately $0.8 million for the three months ended March 31, 2009, as compared to the three months ended March 31, 2008.

Both of the Company’s operating subsidiaries experienced declines in net sales when comparing the first three months of 2009 to the first three months of 2008.  Twincraft’s net sales for the three months ended March 31, 2009 were approximately $6.6 million, a decline of approximately $1.3 million or 16.1% as compared to net sales of approximately $7.9 million for the three months ended March 31, 2008.  Silipos’ net sales for the three months ended March 31, 2009 were approximately $2.4 million, a decline of approximately $1.1 million or 30.3% as compared to net sales of approximately $3.5 million for the three months ended March 31, 2008.  Management believes these declines are primarily the result of  current economic conditions, which are characterized by lower consumer demand, retailers and distributors programs to reduce inventory, and the reluctance of our customers to launch new products.

Gray Hudkins, the Company’s President and Chief Executive Officer, commented, “While we are challenged by the current market, we are actively pursuing new distribution channels for our Twincraft and Silipos products and have already identified some new private label programs and order trends in our Twincraft business  that have shown improvement over the last half of the first quarter into the second quarter.  While demand for our products is down, we maintain positive relationships with our existing customers and we largely view the sales and order drop-offs as the consequence of reduced consumer spending and customer inventory rationalization in response to that spending.  We have also continued to work on developing new products, including a line of scar management products, which we believe will begin to show traction in the third and fourth quarters of 2009.”

Consolidated gross profit decreased approximately $1.1 million or 34.3% to approximately $2.2 million for the three months ended March 31, 2009, compared to approximately $3.3 million in the three months ended March 31, 2008.  Consolidated gross profit as a percentage of net sales for the three months ended March 31, 2009 was 23.8%, compared to 28.8% for the three months ended March 31, 2008.  The principal reasons for the decrease in gross profit are reductions in net sales, an increase in the proportion of Twincraft’s amenities business to its total revenues, and lower overhead absorption as a result of  lower production volumes in the quarter.

General and administrative expenses for the three months ended March 31, 2009 were approximately $2.1 million, or 22.7% of net sales, compared to approximately $2.9 million, or 25.2% of net sales for the three months ended March 31, 2008, a decrease of approximately $0.8 million. Approximately $385,000 of the decrease is related to reductions in salaries, rents, and professional fees as a result of our effort to redact our corporate overhead structure.  Approximately $348,000 of the reduction is due to our acceleration of the depreciation on the leasehold improvement at our former corporate offices which was recorded in the three months ended March 31, 2008.  In addition, our amortization of intangible assets is approximately $75,000 lower in the three months ended March 31, 2009 as compared to the three months ended March 31, 2008.

Mr. Hudkins commented, “We have been successful at reducing our overhead expenditures as a result of programs which began in 2008.  In addition, in light of the current environment, we have terminated non-essential personnel, put a freeze on hiring and salary increases, and stopped our employee 401(k) match, among other things.  We remain vigilant about maintaining a minimal cost structure and expect to take further actions if we do not realize improvements in the second quarter of 2009.”

Cash and cash equivalents at March 31, 2009 were approximately $3.7 million, compared to approximately $4.0 million at December 31, 2008.  During the quarter ended March 31, 2009, the Company purchased an additional 186,125 shares of its common stock and invested approximately $351,000 in new machinery and equipment.  Working capital as of  March 31, 2009 was approximately $11.4 million, compared to approximately $12.8 million at December 31, 2008.

Mr. Hudkins further commented, “Since we began the program in January 2008, we have repurchased 3,715,438 shares of our common stock which represents approximately 32.3% of our previously outstanding shares.     Overall, we continue to focus on improving results in our businesses while pursuing all avenues available to us to increase shareholder value.”

Langer, Inc., through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. Silipos, is also a provider of quality medical products to the orthopedic and prosthetic markets. Langer is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.langercorporate.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses during and beyond 2009; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; risks associated with our ability to repay debt obligations, the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; risks associated with the acquisition and integration of businesses we may acquire, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.langercorporate.com or the Securities and Exchange Commission’s web site at www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
(212) 687-3260
ghudkins@langercorporate.com

LANGER, INC.  AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)
	Three months ended March 31,
	2009	2008

Net sales	$9,064,923	$11,389,604
Cost of sales	6,911,697	8,112,844
Gross profit	2,153,226	3,276,760

General and administrative expenses	2,054,241	2,872,448
Selling expenses	1,176,318	1,358,687
Research and development expenses	234,905	269,795
Operating loss	(1,312,238)	(1,224,170)

Other (expense) income:
Interest income	8,704	9,892
Interest expense	(645,288)	(553,574)
Other	24,714	(809)

Other expense, net	(611,870)	(544,491)

Loss from continuing operations before income taxes	(1,924,108)	(1,768,661)
Benefit from (provision for) income taxes	1,075,200	(8,000)
Loss from continuing operations	$(848,908)	$(1,776,661)
Discontinued Operations:
Loss from operations of discontinued subsidiaries	(75,876)	(64,758)
(Provision for) benefit from income taxes	—	(10,182)
Loss from discontinued operations	(75,876)	(74,940)
Net Loss	$(924,784)	$(1,851,601)

Net Loss per common share:
Basic and diluted:
Loss from continuing operations	$(.10)	$(.16)
Loss from discontinued operations	(.01)	(.01)
Basic and diluted loss per share	$(.11)	$(.17)

Weighted average number of common shares used in computation of net (loss) per share:
Basic and diluted	8,659,474	11,136,860